Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made effective as of the 3rd day of January, 2012 (the “Effective Date”), by and between Diversely Specialized, Inc., a Texas corporation (“Consultant”) and Sally Beauty Holdings, Inc., a Delaware corporation (“SBH”) (collectively, the “Parties”).  Consultant and SBH agree as follows:

1.             Services.

i.              Consultant will provide professional services and advice, and work on assorted projects and other tasks as shall be directed by SBH, including but expressly not limited to:  (a) private label initiatives; (b) strategic acquisitions; and, (c) inventory control  (collectively, the “Services”).  Services can consist of, but not be limited to, consulting on, and the recollection of facts and opinions related to services Bennie Lowery performed as an employee and/or officer of SBH or an SBH Affiliate(1), review of recollection on related matters, and consulting on present and future matters in dispute or litigation.  In matters involving the recollection of past events, Consultant’s employee Bennie Lowery shall make every good faith effort to be factual and accurate, and in all circumstances Consultant must remain truthful.  Although it is the intention that most of the Services shall involve the preceding areas, there may be occasions where SBH shall require Consultant to engage in other, related tasks, and Consultant similarly agrees to engage in these tasks.

ii.             Consultant understands and acknowledges that the needs of the business related to the provision of Services (including timing and duration) can be erratic and unpredictable.  Consultant shall remain available to provide such Services as may be required by SBH and it is incumbent upon Consultant to be prepared to provide Services as SBH will deem necessary, in its sole discretion.  The prior sentence notwithstanding, SBH shall reasonably attempt to accommodate any scheduling conflict Consultant may have, however, only to an extent that SBH deems reasonably possible, in its sole discretion.  Except in extraordinary SBH circumstances, Consultant shall be provided at least three days’ notice of any direction to appear.   All Services shall be performed solely by Bennie Lowery.

iii.            SBH and Consultant agree and expect that the total hours worked by Bennie Lowery pursuant to this Paragraph 1 shall be more than 20% of the average level of services performed by him as an employee of SBH or any SBH Affiliate during 2008, 2009 and 2010, and therefore Bennie Lowery shall not be considered to have separated from service with SBH for purposes of

(1)  “SBH Affiliate” for purposes of this agreement shall mean any division, affiliate, subsidiary or other entity which has Sally Beauty Holdings, Inc. (or its predecessor or successor) as the ultimate parent company.  The list of SBH Affiliates currently includes, but is not limited to:   Sally Beauty Supply LLC, Beauty Systems Group LLC and Armstrong-McCall L.P.

Initial:	Consultant:	/s/BL

	SBH:	/s/GW

Section 409A of the Internal Revenue Code of 1986, in accordance with Treas. Reg. §1.409A-l(h)(1)(ii).

2.             Fees, Billing. Services shall be provided beginning on the Effective Date and thereafter through the end of the Term.  In consideration of the Services provided by Consultant, SBH shall pay Consultant for Services at the rate of Twenty Thousand Dollars ($20,000) per month for a period of twenty-three months (the “Term”, with the monthly payments being the “Payments”).  Payments shall be due and owing on the first day of the month following the month of the Effective Date and thereafter on the same day in following months, and payable in arrears.  The Parties may agree to have the Payments directed electronically to the account of Consultant’s choice.  Direct, out-of-pocket expenses reasonably and necessarily incurred in performing Consultant’s obligations will be invoiced at cost and consistent with SBH guidelines.  Invoices will be addressed as follows: General Counsel, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, and sent by either mail or e-mail (rroos@sallybeauty.com).  Consultant agrees to complete and execute a Form W-9 or such other tax forms as are reasonably required by SBH. SBH will issue Consultant a Form 1099 for amounts paid, and Consultant will be responsible for payment of all applicable taxes in compliance with state and federal requirements.  Each monthly payment to Consultant for Services under this Paragraph 2 shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

3.             Suspension of Further Payments.  For purposes of this Agreement the term “Cause” shall have the following definition:  (i) while an employee or officer of  SBH or an SBH Affiliate, the employee, shareholder, officer or director of  Consultant was engaged in willful or serious misconduct, including but not limited to, by way of example, that which materially damages SBH’s or and SBH Affiliate’s finances, distribution relationships, reputation or public standing; or, (ii) while an employee or officer of SBH or an SBH Affiliate, any employee, shareholder, officer or director of  Consultant was engaged in a material violation or breach of SBH’s or an SBH Affiliate’s code of conduct or ethics policy or other policy or rule, or the material breach by any employee, shareholder, officers or director of  Consultant of his obligations under any written covenant or agreement with SBH or an SBH Affiliate; or, (iii) any employee, shareholder, officer or director of  Consultant is convicted of, or enters a plea of guilty or nolo contendre to,  a crime constituting a felony or constituting the equivalent of a Texas Class A misdemeanor (the misdemeanor having to be based on an act of moral turpitude, or substantially equivalent to behavior described in Subparagraphs 3(i) or 3(ii)); (iv) any employee, shareholder, officer or director of  Consultant furnishes information at any time which is later found to have been false in any material respect; or, (v) Consultant or any employee, shareholder, officer or director of Consultant materially violates any provision of this Agreement.  In the event SBH reasonably concludes Cause exists and so notifies Consultant in writing and reasonably provides the details of such Cause, SBH can suspend and stop making any further Payments owing.  Consultant reserves the right to dispute the existence of Cause through legal proceedings or otherwise.  For all purposes and for the duration of the term of this Agreement, Bennie Lowery shall be deemed an officer of Consultant by SBH.

Initial:	Consultant:	/s/BL

	SBH:	/s/GW

4.             Devotion of Time. Consultant shall devote such time as is necessary for a satisfactory performance of Consultant’s duties and full and complete provision of Services, as limited in this Agreement.

5.             Title to Information. To the fullest extent allowed by applicable law, all information or materials Consultant prepares or works on for SBH or an SBH Affiliate pursuant to this Agreement shall belong to and be the exclusive property of SBH or that SBH Affiliate, free and clear from all claims of any nature relating to contributions and other efforts of Consultant and/or any agents or assistants to Consultant, including the right to copyright and/or patent the work in the name of SBH or the SBH Affiliate as author and proprietor and/or applicant and/or inventor thereof and any termination rights thereto (“SBH Work”). SBH Work includes work done with the use of information, materials, or facilities of SBH or an SBH Affiliate under this Agreement and to any extensions or renewals of this Agreement.

6.     Work for Hire. To the fullest extent allowed by applicable law, Consultant and SBH acknowledge that any and all SBH Work is being created under the direction and control of SBH or the relevant SBH Affiliate, and agree that any and all SBH Work: (i) shall be deemed a work made for hire by an independent contractor under the United States Copyright Laws (17 U.S.C. Section 101 et seq., and any amendments), and/or a design or other patent belonging to SBH as the party commissioning the design effort under the United States Patent Laws and any amendments; and, (ii) by virtue of this Agreement, is the sole property of SBH or the relevant SBH Affiliate, free and clear from all claims of any nature relating to contributions and other efforts of Consultant and/or any agents or assistants to Consultant, including the right to copyright and/or patent the work in the name of SBH as author and proprietor and/or applicant and/or inventor thereof and any termination rights thereto. Consultant understands and agrees that SBH or the relevant SBH Affiliate: (i) owns all right, title, and interest in any and all SBH Work; and, (b) has the right to register all copyrights or patents therein in its own name, as author or applicant and/or inventor, in the United States of America and in all foreign countries.

7.             Assignment. If any SBH Work may not, by operation of law, be works made for hire, Consultant hereby assigns to SBH or the relevant SBH Affiliate all rights in SBH Work. Consultant shall execute such other documents, and provide such assistance as SBH may reasonably request to give full effect to the provisions of this paragraph and this Agreement.

8.             SBH Confidential Information.

i.              Consultant agrees that the information, observations and data obtained by Consultant during the course of Consultant’s providing Services for  SBH and any relevant SBH Affiliate are the sole property of SBH or the relevant SBH Affiliate.  Consultant, on behalf of itself, its parents, subsidiaries, affiliates, employees, shareholders and officers and directors (the “Consultant Group”) agrees Consultant’s Group shall not, directly or indirectly, from the date of this Agreement and thereafter, without the express written consent of SBH’s President, disclose to any person or legal entity (collectively, “Entity”) or use for Consultant’s or Consultant’s

Initial:	Consultant:	/s/BL

	SBH:	/s/GW

Group’s own account or for the benefit of any third party any Confidential Information(2), unless and only to the extent that such Confidential Information becomes generally known to and available for use by the public or in the trade other than as a result of Consultant or any member of Consultant Group’s acts or inaction or the wrongful act of any third party.   The Parties agree that Confidential Information and all elements of it are important, material, confidential and gravely affect the successful conduct of SBH and any relevant SBH Affiliate.

ii.             Consultant affirms that, after the end of the provision of Services, Consultant will deliver to SBH all memoranda, notes, plans, records, reports, computer disks and memory, and other documentation and copies thereof (however stored or recorded) relating to the business of SBH and any relevant SBH Affiliate, whether or not including SBH Work, and/or which contain Confidential Information, which Consultant then possesses or has custody or control of.

9.             Unfair Competition.

i.              In order to protect the substantial and important Confidential Information to which Consultant acknowledges it shall have access during the course of this Agreement, Consultant hereby, on behalf of itself and the Consultant Group agrees they shall not, for a period of three years from and after the Effective Date, directly or indirectly, engage in “Unfair Competition”.  It shall be considered “Unfair Competition” to:

a.  own any interest in, operate, join, control, or participate as a partner, director, principal, officer or agent; enter into the employment of, act as a consultant to, or perform services, or the supervision or management of services, that are similar in nature, function, or character to Services Consultant provides/provided to SBH or any SBH Affiliate under this Agreement (including but expressly not limited to inventory control or management consulting, consulting on development of beauty supply products, and consulting on the merchandising and marketing of beauty supply products, and the like), or that would be likely to involve the use or disclosure of Confidential Information, for an Entity which competes within the Beauty Supply Business(3)

(2)    “Confidential Information” for purposes of this Agreement shall mean information relating to SBH or any relevant SBH Affiliate that is generally not disclosed outside of SBH or the relevant SBH Affiliate, and shall include but not be limited to:  SBH’s or any relevant SBH Affiliate’s business plans and future product or market developments, all financial information, information regarding suppliers and costs of products and other supplies, financing programs, and any other information regarding personnel, operations,  overhead, distribution; present or future plans related to real estate and leaseholds (including site selection), computer and communication systems, software operating systems, source codes, lawsuits, legal documents, legal strategies and the like.

(3)    “Beauty Supply Business” for purposes of this Agreement shall mean the distribution and/or sale of beauty supplies (including but not limited to such items as shampoos, conditioners, hair color, straighteners, salon accessories, electricals, salon furniture, incidental cosmetic and personal ornamentation items and the like) to individual consumers, salons, subdistributors or franchisees, beauty schools and/or individual beauty professionals through stores and/or inside/outside salespeople.

Initial:	Consultant:	/s/BL

	SBH:	/s/GW

within the Territory(4), except where: (x) Consultant’s or the member of Consultant’s Group’s responsibility or association is unrelated to the Beauty Supply Business; (y) such Entity’s annual gross revenue from the Beauty Supply Business is less than 10% of the Entity’s total annual gross revenue; and, (z) Consultant’s or the member of Consultant’s Group’s ownership or participation interest is directly or indirectly less than 2% of that of the Entity (if a legal entity).  Given the nature and scope of Services performed, it shall be presumed that any services rendered by Consultant or the member of Consultant’s Group to an Entity engaged in the Beauty Supply Business other than manual labor would fall within the scope of the foregoing restriction unless Consultant can show otherwise through clear and compelling evidence; or,

b.  solicit for employment or otherwise interfere with the relationship of  SBH or any SBH Affiliate with any natural person who is then-currently employed by or otherwise engaged to perform services for SBH or any SBH Affiliate within the Territory; or,

c.  interfere with the business relationship between SBH or any SBH Affiliate  and one of its customers operating within the Territory or suppliers operating within the Territory, by soliciting, inducing, or otherwise encouraging a customer operating within the Territory or supplier operating within the Territory of SBH or the SBH Affiliate to reduce or stop doing business with SBH or any SBH Affiliate, or engaging any such SBH or SBH Affiliate customer or supplier to do business with or on Consultant’s (or the member of Consultant’s Group’s) behalf; or,

d.  disparage the business or interests of SBH or any SBH Affiliate (provided however, it shall not be deemed “disparagement” for Consultant to comply with its obligations in any written agreement with SBH or any SBH Affiliate); or,

e.  supervise of any of the foregoing activities.

ii.             Consultant will give SBH written notice of any offer that a member of Consultant’s Group receives from a competing business before accepting it. Consultant and Consultant’s Group will also provide SBH at least thirty (30) days notice before performing any services for a competing business (such as a Beauty Supply Business) doing business within the Territory and meet with an SBH representative to discuss the nature of his new position if SBH requests such a meeting to help avoid unnecessary disputes.  SBH understands that SBH is not required to request such a meeting and that a failure to resolve disputes through such a meeting will not be considered a waiver of any rights by either Party.

(4)  The “Territory” shall include the continental United States.  The Parties agree that in the event Consultant should have a question regarding the breadth of the Territory, Consultant shall, in writing delivered to and received by the General Counsel of SBH, 3001 Colorado Boulevard, Denton, Texas, 76210, seek clarification.

Initial:	Consultant:	/s/BL

	SBH:	/s/GW

iii.            SBH may notify any future or prospective third party client of Consultant of the existence of this Agreement.  Consultant stipulates that the harm caused by a violation of this Agreement would be irreparable, cannot be readily and fully remedied through monetary damages, and shall warrant injunctive relief in addition to, and not in place of, any other legal remedies available for any breach, including reasonable attorney’s fees and costs. Consultant understands and agrees that if it or another member of Consultant’s Group is found to have violated one of the restrictions on  conduct created by this Agreement, the time period for that restriction will be extended by one day for each day that he is found to have been in violation of the restriction up to a maximum period of nine (9) months.

10.           General Relationship. The Parties agree that Consultant is an independent contractor, whose professional services have been retained because SBH desires to accomplish certain goals. The means and method to accomplish SBH’s and any relevant SBH Affiliates’ goals in the area of Consultant’s expertise are left to the professional judgment and discretion of Consultant. Consultant alone shall be responsible for the performance of the professional services contracted for under this Agreement.

11.           Consultant Responsible/Limitation of Authority. Nothing in Consultant’s reporting function, and nothing in this Agreement, is meant by the Parties to change Consultant’s independent contractor status. Consultant is responsible for, and shall indemnify SBH against, all obligations governing Consultant related to any federal or state unemployment or insurance laws, worker’s compensation laws, and payment of payroll and/or income taxes which are ordinarily paid by an independent consultant. Consultant shall not have general authority to assume or create any obligation, express or implied, on behalf of SBH or any SBH Affiliate, and Consultant shall have no authority to represent SBH or any SBH Affiliate as an agent, employee, or a party of any other capacity other than an independent contractor. Consultant shall comply with all applicable laws, rules, regulations and ordinances in the performance of this Agreement.

12.           Savings Clause. Consultant understands that SBH will be irreparably harmed if the provisions of this Agreement are not strictly adhered to and agree that SBH may apply to any court of competent jurisdiction to enjoin any violation of this Agreement.

13.           Notices. All notices pertaining to this Agreement shall be in writing and transmitted by personal hand delivery, posting in the United States mail, registered, return receipt requested, or by express delivery service, or e-mail, and shall be effective upon receipt.  All notices to SBH shall be sent to:  President, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas  76210, with a mandatory copy to General Counsel, Sally Beauty Holdings, Inc. (same address).  All notices to Consultant shall be sent to:  1609 Anglebluff  Lane, Plano, Texas  75093.  Either Party may change its notice address by written notice to the other.

14.           Prevailing Law and Attorney’s Fees. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas in the same manner as agreements executed and fully performed in the State of Texas.  Any litigation

Initial:	Consultant:	/s/BL

	SBH:	/s/GW

arising out of this Agreement may be brought in an appropriate state and/or federal court serving Denton County, Texas.  In the event of litigation arising between the Parties, the ultimate prevailing party in such litigation shall be entitled to an award of reasonable attorney’s fees and other reasonable costs incurred by the prevailing party.

15.           Severability. If any part of the Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, or otherwise unenforceable, the Parties intend the remaining provisions to remain in full force and effect. If, in the opinion of any court of competent jurisdiction any covenants are not reasonable in any respect, such court shall have the right, power and authority to exercise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and enforce the remainder of these covenants so amended. Provided however, that: (i) as a result of such provisions in this Agreement being declared illegal or unenforceable or their being substantially modified; or, (ii) if Consultant claims, through a lawsuit or otherwise that provisions of this Agreement are illegal, unenforceable or subject to substantial modification; and as a result of such declaration, or if in the event of such claim of Consultant being enforced, SBH loses the benefit of its bargain (such as, without limitation, the ability to procure Services, any limitation in SBH’s right to restrict Unfair Competition, any rights to SBH Work or a compromise of SBH’s rights of confidentiality), SBH shall have no further obligation under this Agreement, the Agreement shall at the option of SBH be declared void, and Consultant shall return any compensation paid for Services performed.

16.           Miscellaneous. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and other than this Agreement, the Release And Separation Agreement by and between SBH and Bennie Lowery (the “Release and Separation Agreement”), (the execution of which is a condition precedent to SBH executing this Agreement) and the Option Exercise Period Extension And Restricted Stock Vesting Extension Agreement (if executed) (the “Extension Agreement”) between SBH and Bennie Lowery there are no agreements or understandings with respect to the subject matter thereof.  The provision of Services under this Agreement is an express single exclusion from the “Unfair Competition” provisions of the Extension Agreement, and is not to be deemed a waiver or abandonment of any right to not fully enforce all of the terms of the Extension Agreement.  No representations were made or relied upon by either Party, other than those that are expressly set forth herein and the agreements specifically referenced in this Paragraph 16.  Nothing contained in this Agreement shall be construed to place the Parties in the relationship of partners or joint venturers. No agent, employee or other representative of either Party is empowered to alter any term of this Agreement unless done in writing and signed by an authorized executive officer of SBH on the one hand, and Consultant’s President on the other. The right of either Party to require strict performance by the other Party shall not be affected by any previous waiver, forbearance or course of dealing.   Paragraph headings in bold print are for reference only for the convenience of the Parties, and shall not be used to interpret, limit or change the terms of this Agreement. Those provisions which naturally survive the termination or expiration of an agreement, such as, but not limited to Paragraphs 3, 5, 6, 7, 8, 9, 12, 13, 14, 15 and 16 shall survive the termination or expiration of this Agreement.

Initial:	Consultant:	/s/BL

	SBH:	/s/GW

16.           Heirs, Successors, Assigns, Trustees.  This Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and assigns and trustees; provided however that in the event of death or inability to properly continue providing Services of Bennie Lowery, any right to receive further Payments shall terminate.

In witness whereof, the Parties have executed this Agreement effective as of the Effective Date.

CONSULTANT: DIVERSELY SPECIALIZED, INC.:		SBH: SALLY BEAUTY HOLDINGS, INC.:

by:	/s/Bennie Lowery	by:	/s/Gary Winterhalter
Bennie Lowery		Gary Winterhalter
President		President and Chief Executive Officer